EXHIBIT 99.1

	FOR:	St. John Knits International, Incorporated

For Immediate Release	CONTACT:	Roger G. Ruppert
Chief Financial Officer
(949) 863-1171

BOB GRAY ANNOUNCES RETIREMENT

IRVINE, California, (October 14, 2002) - Today, Bob Gray, Chief Executive Officer and Chairman of St. John Knits International, Incorporated, announced that he would retire from St. John, a company he and his wife co-founded 40 years ago this month, effective November 3, 2002. At the request of the Board of Directors, he has agreed to remain as Honorary Chairman as well as continue to serve as a member of the Board of Directors. In addition, he will become a consultant to the Company.

Kelly Gray, Co-President and Creative Director, and Bruce Fetter, Co-President and Chief Operating Officer, will share the chief executive officer duties. Both will be appointed to Co-Chief Executive Officer upon Mr. Gray’s retirement. Kelly Gray will remain a Director and Bruce Fetter will be added to the Board.

Marie Gray, who co-founded the Company together with her husband, will remain Head Designer. Roger Ruppert, Senior Vice President and Chief Financial Officer, will be promoted to Executive Vice President and Chief Financial Officer.

Commenting on the announcement, Bob Gray said that he was very pleased with the way in which both Kelly Gray and Bruce Fetter had performed over the past twelve months as Co-Presidents, especially considering the continuing weak retail environment and unpredictable economic conditions that have existed. Mr. Gray went on to say, “Kelly began working at St. John in 1982, playing an ever increasing role in all creative aspects of the Company up through being promoted to Executive Vice President – Creative Director in December 1995. Commencing with her promotion to President in 1996, she has assumed increasing responsibility for the merchandising and sale of our product lines. Bruce joined St. John in January 1997 as Vice President of Distribution. He progressed quickly through the ranks, being promoted to Chief Operating Officer in November 1997 and thereby assuming responsibility for all manufacturing. In October 2001, he was promoted to Co-President and Chief Operating Officer, most recently assuming responsibility for all administrative functions. I am extremely pleased with the partnership that has developed between Kelly and Bruce, with each complementing the other.”

The Gray family teamed with Vestar Capital Partners in 1999 to take St. John private in a transaction valued at approximately $500 million. Today Vestar is the majority stockholder in St. John. Commenting on the management transition, Jim Kelley, a Vestar co-founder and partner, said, “Bob Gray comes as close to being irreplaceable as any business leader I’ve ever met. He and Marie have created a truly unique luxury brand in women’s apparel. While Bob will be missed, he has done a terrific job of grooming Kelly and Bruce to take the top job. We’re impressed with their partnership and confident of their abilities to take St. John to even greater heights. Of course, we and the Company will continue to rely greatly on Marie and her leadership in design, as well as Bob’s continuing role on the Board of Directors.” Jim Kelley will assume the Chairmanship from Bob Gray in November.

The Company, headquartered in Irvine, California, is a leading designer, manufacturer and marketer of women’s clothing and accessories, sold principally under the St. John and St. John Sport by Marie Gray trade names. In addition, the Company’s Retail Division operates 28 retail boutiques and 10 outlet stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  Certain statements in this press release may be deemed to be forward- looking statements under federal securities laws and the Company intends such forward-looking statements to be subject to the safe-harbor created thereby. There are many important factors that could cause the Company’s actual results to differ materially from expected results in the forward-looking statements, including without limitation, changes in consumer demand, increased competition from other manufacturers and retailers of women’s clothing, a delay in building and opening new retail boutiques and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2001 as well as other filings made by the Company with the Securities and Exchange Commission. The Company’s historical results are not necessarily indicative of future prospects of the Company. The Company assumes no obligation to update the forward-looking statements included in this press release.